UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2023

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Coromar Drive
Goleta, California		93117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On March 19, 2023, Kristen Miranda notified Inogen, Inc. (“the Company”) of her resignation as a member of the Board of Directors (the “Board”) of the Company, the Compliance Committee of the Board (the “Compliance Committee”), and the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), in each case effective as of March 31, 2023. Ms. Miranda’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Appointment of Director

On March 21, 2023, the Board, upon recommendation of the Nominating and Governance Committee, appointed Thomas A. West to the Board, effective April 1, 2023. Mr. West will serve as a Class III director, with a term expiring at the annual meeting of stockholders to be held in 2023. In addition, the Board appointed Mr. West as a member of the Nominating and Governance Committee and the Compliance Committee, in each case also effective as of April 1, 2023.

Mr. West, 59, serves as the President and Chief Executive Officer and is an executive Director of the Board of Nalu Medical, Inc., a privately held medical device company focused on neurostimulation to treat chronic intractable pain. He joined Nalu in August 2022. Before joining Nalu, Mr. West served from 2019 to 2022 as President, Chief Executive Officer and Director at Intersect ENT, Inc., a publicly traded medical device and drug delivery company in the sinus surgery space. Intersect ENT was acquired by Medtronic in May of 2022. Prior to Intersect, Mr. West served as Worldwide President, Diagnostic Solutions at Hologic, Inc., a medical technology company, from 2015 to 2019. Mr. West began his healthcare career at Johnson & Johnson where he assumed roles of increasing responsibility over a twenty-three-year tenure including Worldwide President of Strategy and Business Development for the Johnson & Johnson Family of Diabetes Solutions Companies, Division President of LifeScan North America and Division President of LifeScan Europe, Middle East and Africa. Mr. West was an independent member of the Board of Directors of Orthofix Medical, Inc. (NASDAQ:OFIX) from 2021 to 2023. He has also previously been a member of the Board of Directors medical technology trade associations, AdvaMed and Biocom California. Mr. West received a B.A. in Politics and Economics from Princeton University and an MBA from the University of Pennsylvania, Wharton School.

Mr. West will be compensated in accordance with the Company’s outside director compensation policy (the “Policy”). Pursuant to the Policy, Mr. West will be entitled to receive the following cash fees: $45,000 per year for service as a member of the Board and $5,000 per year for service as a member of each of the Nominating and Governance Committee and Compliance Committee, each paid quarterly in arrears on a pro-rata basis.

In connection with his appointment to the Board as a non-employee director and pursuant to the Company’s 2014 Equity Incentive Plan and the Policy, Mr. West will also automatically receive an initial award of restricted stock units covering 1,712 shares of Common Stock of the Company, which award will vest on the earlier of (i) June 8, 2023 or (ii) the day prior to the date of the next annual meeting of the Company’s stockholders, subject to Mr. West continuing to be a service provider of the Company.

Mr. West has been provided the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 7, 2013.

There is no arrangement or understanding between Mr. West and any other persons pursuant to which Mr. West was elected as a director. In addition, Mr. West is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. West and any of the Company’s directors or executive officers.

Item 7.01. Regulation FD Disclosure.

On March 22, 2023, the Company issued a press release announcing Mr. West’s appointment as a director. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated March 22, 2023.
104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date:	March 22, 2023	By:	/s/ Kristin Caltrider
Kristin Caltrider Executive Vice President Chief Financial Officer Treasurer (Principal Accounting and Financial Officer)